Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

     THIS SEPARATION AGREEMENT AND RELEASE (the "Agreement") made and entered into by and between ROBERT O. BRATTON (the "Executive") and FIRST CHARTER CORPORATION, a North Carolina corporation ("First Charter") (collectively defined and referred to as the "Parties");

WITNESSETH:

     WHEREAS, since in or about 1983, Executive has been and is currently employed by First Charter as Executive Vice President, Chief Financial Officer and Treasurer, having previously been employed by First Charter in various other capacities from June 1974 to 1983, and is highly knowledgeable about the business and operations of First Charter, the banking industry and its customers;

     WHEREAS, Executive has indicated his desire to voluntarily retire from First Charter, effective March 31, 2005;

    WHEREAS, despite any provisions to the contrary contained in Executive's December 19, 2001 Employment Agreement between Executive and First Charter (the "Employment Agreement"), and in light of Executive's 30+ prior years of service and leadership with First Charter, First Charter desires generally to provide Executive with those contractual severance payments and benefits that he otherwise would have been entitled to receive under paragraph 4 of that Employment Agreement as if separating after an internal or external change of control and/or termination without cause;

    WHEREAS, First Charter and Executive desire to enter into this Agreement to conclude their employment relationship, provide for an orderly transition of Executive's responsibilities and resolve all matters by and among them, including but not limited to, any matters relating to Executive's employment relationship with and separation from First Charter;

     WHEREAS, the Parties acknowledge and agree that this Agreement is supported by valuable consideration and is entered into voluntarily by the Parties;

     NOW, THEREFORE, in exchange for the promises and mutual covenants contained in this Agreement, the Parties, intending legally to be bound, agree as follows:

     1.         Transition and Separation from Employment.  The Parties agree that Executive's transition from his role as Executive Vice President, Chief Financial Officer and Treasurer with First Charter shall start on February 1, 2005 (the "Transition Date").  Despite Executive's transition from his position, the Parties further agree that following Executive's signing of this Agreement, and provided all conditions of this Agreement are met by Executive, after the Transition Date, Executive shall: (a) continue to be employed by First Charter as Executive Vice President, Chief Financial Officer and Treasurer for a period through March 16, 2005, and (b) voluntarily relinquish his duties and responsibilities as Chief Financial Officer and Treasurer but continue to be employed by First Charter as Executive Vice President for a period beginning March 17, 2005 through March 31, 2005, upon which Executive's official employment with First Charter shall end, effective March 31, 2005 (the "Separation Date") (collectively defined and referred to as the "Transition Period").

     The Parties agree that during the Transition Period, Executive will reasonably cooperate with First Charter in the completion of quarterly financial records and the transition of his position responsibilities during regular business hours, including but not limited to work on other specific project assignments and transition issues that may arise with respect to subject matters that are within the current scope of his job duties, responsibilities and expertise.

     The Parties expressly acknowledge and agree that this Agreement is and will be enforceable and First Charter will be in compliance with this provision 1 provided Executive is paid his applicable regular compensation and benefits through March 31, 2005, whether or not he is actually required to perform complete, full-time services for First Charter during the Transition Period.  Except for Executive's opportunity to obtain continuation medical coverage as allowed by and pursuant to COBRA or as otherwise set forth in provision 7 below, Executive's rights to his regular salary and benefits shall cease effective March 31, 2005, except that Executive shall not forfeit any vested deferred compensation benefits as set forth below, or vested 401(k), pension or stock benefits earned by him during his employment with First Charter, if any.

     Executive and First Charter further acknowledge and agree that except for Executive's confidentiality, return of records and covenant not to compete obligations under the Employment Agreement, which confidentiality and covenant not to compete obligations shall continue to remain in full force and effect, (a) the Employment Agreement shall be terminated effective March 31, 2005, and shall be of no further force and effect; and (b) any and all past and ongoing respective obligations between the Parties under the Employment Agreement (including obligations that would otherwise survive the termination or end of such Employment Agreement), are hereby terminated and forever released, acquitted and discharged.  Executive further acknowledges and agrees that a breach by him of such confidentiality, return of records and covenant not to compete obligations shall constitute a breach by him of this Agreement.

     2.         Nature of Separation.  The Parties agree that the end of the employment relationship between the Parties shall be treated as a voluntary retirement in the personnel records of First Charter.

     3.         Paid Time Off.  Regardless of whether Executive signs this Agreement, Executive shall receive payment for all unused PTO days as of March 31, 2005, payable by First Charter to Executive in a lump sum amount on or before the next available payday following March 31, 2005, less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA.  The Parties acknowledge and agree that his current accrued, unused PTO balance for 2005 as of the date this Agreement was presented to Executive was and is twenty-six (26) days.  The Parties further acknowledge that First Charter will report such payment as W-2 income for the applicable tax year in which it is received.  In addition, Executive will not accrue and will not be entitled to receive any additional PTO days during any period that he is receiving severance payments under this Agreement.

     4.         Expense Reimbursement. Regardless of whether Executive signs this Agreement, the Parties agree that the total expense reimbursements due Executive for reasonable and authorized expenses incurred by him during his employment with First Charter through March 31, 2005 but not yet reimbursed to him shall be payable by First Charter to Executive on the next available payday following March 31, 2005 and the submission of appropriate receipts and other reimbursement information from Executive to First Charter concerning the same, whichever is later.

     5.         Incentive Compensation Payment.  Regardless of whether Executive signs this Agreement, the Parties agree that First Charter shall pay Executive his regular 2004 Annual Incentive Plan payment in accordance with the terms and conditions of such plan, payable by First Charter to Executive in a lump sum amount at the same time and in the same manner as all other 2004 Annual Incentive Program payments are made by First Charter to other executives, less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA.  The Parties further agree that despite any terms and conditions of such plan to the contrary, Executive's separation from employment with First Charter will not result in a forfeiture of the 2004 Annual Incentive Plan amounts set forth in this provision 5.

     6.         Effect of Separation on Existing Benefits.  Except as otherwise set forth in provision 7 below, Executive shall cease to be an active participant in First Charter's benefit programs effective as of the date of his separation from employment with First Charter on March 31, 2005, and Executive shall no longer be eligible to receive other perquisite benefits from First Charter following such separation date. In addition, following Executive's separation from his employment with First Charter, Executive's rights to continue any benefits that he formerly received under First Charter's benefit plans, to convert any such benefits to personal policies, or to receive any vested or accrued benefits under those plans will be governed by the applicable plan documents and law.

     7.         Severance Payments and Benefits.   In exchange for the release set forth in provision 12 below and the other terms and conditions of this Agreement, First Charter will provide Executive with the following severance payments and benefits:

      a.         Severance Pay.  First Charter agrees that following the Effective Date of this Agreement (as defined in provision 19 below), and provided all conditions of this Agreement are and continue to be met by Executive, First Charter shall pay severance to Executive in the equivalent total pre-withholding/deduction amount of $658,756.80, payable in seventy-eight (78) equal bi-weekly, pre-withholding/deduction installments of $8,445.60 each for a period of thirty-six (36) months (April 1, 2005 through March 31, 2008), beginning on the next regular payday after the Effective Date of this Agreement or the Separation Date, whichever is later (the "Payment Period").  All payments to Executive pursuant to this provision 7.a. shall be made by First Charter via direct deposit on the same dates as First Charter's regular, bi-weekly payroll for its active, salaried employees, less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA. The Parties further agree that First Charter shall pay the severance payments to Executive or, in the event of Executive's death, to his estate or legal representative, in accordance with the above terms, regardless of whether Executive subsequently dies or obtains other employment not otherwise in violation of the confidentiality, covenant not to compete and other post-employment obligations set forth or referenced in this Agreement during the Payment Period.

      b.         Health/Dental Insurance Benefits.   First Charter agrees that during the Payment Period following the Effective Date of this Agreement (as defined in provision 19 below), and provided all conditions of this Agreement are and continue to be met by Executive,  First Charter will continue to provide to Executive those general group health/dental benefits that he received and/or in which he participated with First Charter immediately prior to his separation as an employee from First Charter (including coverage for Executive's eligible dependents to the extent such coverage is provided by First Charter for or is available to its then employees generally), provided such continued participation is possible under the terms and provisions of such plans and programs.  In the event that participation in any such plan or program is barred during the Payment Period, and provided all conditions of this Agreement are and continue to be met by Executive, First Charter shall arrange to provide Executive and his eligible dependents with health/dental insurance benefits at First Charter's expense for the Payment Period, with such benefits being substantially similar to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.  However, in no event will Executive receive from First Charter such health/dental insurance benefits if and to the extent Executive receives comparable insurance benefits from any other source.

      In addition, the Parties further agree that following the end of the Payment Period, Executive and/or his eligible dependents will be offered the opportunity to obtain continuation medical coverage as allowed by and pursuant to COBRA.

      c.         Life/Disability Insurance Benefits.   First Charter agrees that during the Payment Period following the Effective Date of this Agreement (as defined in provision 19 below), and provided all conditions of this Agreement are and continue to be met by Executive,  First Charter will continue to provide to Executive at First Charter's expense those general group life insurance, supplemental life insurance, and supplemental disability benefits that he received and/or in which he participated with First Charter immediately prior to his separation as an employee from First Charter (including coverage for Executive's eligible dependent spouse at Executive's sole expense to the extent that such coverage is provided by First Charter for or available to its then employees generally), provided such continued participation is possible under the terms and provisions of such plans and programs.  In the event that participation in any such plan or program is barred during the Payment Period, and provided all conditions of this Agreement are and continue to be met by Executive, First Charter shall arrange to provide Executive with life insurance benefits at First Charter's expense for such time period, with such benefits being substantially similar to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

      d.         Pay in Lieu of Bonus.  First Charter agrees that following the Effective Date of this Agreement (as defined in provision 19 below), and provided all conditions of this Agreement are and continue to be met by Executive, First Charter shall pay Executive a total pre-withholding amount of $177,783.54 in lieu of his regular Annual Incentive Plan payment as if he had continued working for First Charter through March 31, 2008 and been actively employed as of the applicable Plan payment dates, payable in three (3) separate, annual lump sum amounts of $59,261.18 each at the same time as regular 2005, 2006 and 2007 Annual Incentive Program payments are or would have been made by First Charter to other executives, less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA.

     e.         Deferred Compensation.  The Parties agree that following the date of Executive's separation from First Charter on March 31, 2005, Executive shall cease to be an active participant in the awards and other benefits under: (1) First Charter's Amended and Restated Supplemental Agreement for Deferred Compensation with Executive dated December 19, 2001 (the "SERP"), and (2) First Charter's Option Plan Trust Deferred Compensation Plan (the "OPT").  The Parties further agree that Executive will not accrue any additional awards, credits, contributions or benefits under the SERP or the OPT following March 31, 2005.  Executive's rights to, and First Charter's obligations concerning, vested benefits that Executive has accrued under the SERP and the OPT through March 31, 2005 and distributions to Executive arising under the same shall be governed by and made in accordance with the terms and conditions of such plans and applicable law.

      f.          Stock Options.  First Charter agrees that following the Effective Date of this Agreement (as defined in provision 19 below), and provided all conditions of this Agreement are and continue to be met by Executive, the vesting of any current unexercised, non-vested options previously granted to Executive by First Charter in accordance with the terms of First Charter's Omnibus Stock Option Award Plan and First Charter's Comprehensive Stock Plan (collectively, the "Share Options") shall be accelerated, and all such unexercised, non-vested options shall automatically and fully vest, effective March 31, 2005.  In addition, Executive and First Charter agree that except as otherwise set forth in this provision 7.f., the Share Options remain subject to, and governed by, those certain rules and restrictions of the First Charter Omnibus Stock Option Award Plan and First Charter's Comprehensive Stock Plan, as applicable, as such plans may be amended from time to time.

      Executive acknowledges and agrees that as set forth in First Charter's Omnibus Stock Option Award Plan and First Charter's Comprehensive Stock Plan documents, if he desires, Executive will be required to exercise all outstanding, non-lapsed vested stock options with First Charter within ninety (90) days following his separation from employment with the Company, effective March 31, 2005.   In addition, a schedule listing the outstanding, non-lapsed stock options granted to Executive under any First Charter stock option award agreement, First Charter's Omnibus Stock Option Award Plan, First Charter's Comprehensive Stock Plan, or otherwise prior to March 31, 2005 is attached as Exhibit A.

      g.         Outplacement.  First Charter agrees that following the Effective Date of this Agreement (as defined in provision 19 below), and provided all conditions of this Agreement are and continue to be met by Executive, First Charter shall provide Executive with individual, "Key Executive Service" outplacement services by and through Right Management Consultants (see www.right.com) as coordinated through First Charter's Human Resources Department.  A general outline of such "Key Executive

Service" program will be separately provided to Executive for Executive's reference.  Such outplacement services, once initiated and begun by Executive as described below, shall be made available to Executive for a period of up to twelve (12) months or until Executive accepts or begins other work or becomes otherwise employed (excluding self-employment), whichever is earlier.  In addition, unless otherwise later agreed to by First Charter's CEO in writing, Executive may initiate participation in this program at any time before the end of his 36-month Payment Period.  First Charter and Executive agree that the expenses for the outplacement agency services set forth in this provision 7.g. shall be paid directly to the agency by First Charter.  First Charter and Executive further agree that all outplacement services and expenses must be reviewed and approved by First Charter Human Resources prior to payment.

     h.         Club/Member Fees.  First Charter agrees that following the Effective Date of this Agreement (as defined in provision 19 below), and provided all conditions of this Agreement are and continue to be met by Executive, First Charter shall continue to pay and/or reimburse Executive for Executive's general membership dues, fees and assessments related to Executive's membership in Cabarrus Country Club and the Concord Sports Center during the Payment Period, less applicable deductions required by law.  The Parties acknowledge and agree that such continued, authorized payments for general membership dues, fees and assessments shall not include any payments or reimbursements for service charges, dining charges, donations, golf fees and other expenses related to such memberships.  In addition, Executive acknowledges and agrees that following the end of the Payment Period, First Charter shall cease to make payments and reimbursements for, to and on behalf of Executive for Executive's general membership dues, fees and assessments and any other expenses or charges related to Executive's membership in such clubs.

      i.          Equipment.  First Charter agrees that following the Effective Date of this Agreement (as defined in provision 19 below), and provided all conditions of this Agreement are and continue to be met by Executive, First Charter shall allow Executive to retain possession of First Charter's laptop computer and Palm Pilot currently issued to him, provided that such equipment is reviewed by First Charter's IT Department to remove all confidential and/or proprietary First Charter documents, information and data prior to Executive final Separation Date.  Moreover, Executive further agrees that the permanent transfer and continued use of such equipment is expressly contingent on Executive's continuing to abide by his return of records and confidentiality obligations set forth or referenced in this Agreement.

      j.          Other Transition Benefits.  First Charter agrees that following the Effective Date of this Agreement (as defined in provision 19 below), and provided all conditions of this Agreement are and continue to be met by Executive, Executive shall continue to have the use of the GMC Yukon owned by First Charter and currently used by Executive (the "Company Car") through August 1, 2005 or such time that Executive purchases a personal vehicle, whichever is earlier (the "Car Return Date").  Executive agrees that he shall return the Company Car to First Charter on or within five (5) days following the Car Return Date.  Executive also acknowledges and agrees that, unless otherwise authorized by the First Charter CEO for specified First Charter business, his authorization for travel and other expenses associated with the use of the Company Car shall be discontinued as of March 31, 2005.  In addition, First Charter agrees that following the Effective Date of this Agreement (as defined in provision 19 below), and provided all conditions of this Agreement are and continue to be met by Executive, First Charter shall pay Executive $50,625 in lieu of providing continued Company Car use and other general allowances and senior management benefits to executive during the remaining Payment Period, payable in a lump sum amount on or within fifteen (15) days following: (1) Executive's separation from First Charter on March 31, 2005, or (2) the Effective Date of this Agreement, whichever is later, less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA.

     k.         Tax Penalty Protection.  First Charter agrees that following the Effective Date of this Agreement (as defined in provision 19 below), and provided all conditions of this Agreement are and continue to be met by Executive, in the event a determination is made by legislation, regulation, ruling or administrative or court decision to Executive or First Charter that the aggregate amount of any payment made to Executive under this Agreement and any other payment to or for the benefit of Executive in the nature of compensation whereby the receipt of which is contingent on a change in control of First Charter as defined by the Internal Revenue Code of 1986, as amended (the "Code") constitute "excess parachute payments" as defined in Code Sections 280G and 4999 (as well as any successor provisions or similar sections thereof), Executive shall be entitled to receive from First Charter, in addition to and separate from any other amounts payable under this Agreement, a lump sum payment equal to 100% of any imposed and determined excise tax under Code Section 4999, plus an amount equal to the federal and state income tax, FICA, and Medicare taxes (based upon Executive's projected marginal income tax rates) on such lump sum payment, if and as applicable.  The amounts under this provision 7.k. shall be paid to Executive as soon as may be practicable after such final determination is made.  First Charter and Executive further agree to mutually and reasonably determine whether or not such excise tax determination has occurred or whether any appeal to such determination should be made.

      8.         No Other Payments or Benefits.  Except for the payments described above in this Agreement and Executive's general right to elect certain coverage continuation under COBRA, Executive acknowledges that he is not entitled to any additional wages, pay, payments, bonuses, incentive pay, commissions, compensation, severance pay, stock options, deferred compensation, dividends, PTO pay, vacation pay, sick pay, sick reserve pay, consideration or benefits of any kind from First Charter, including but not limited to any severance, change in control or other payments to Executive under the Employment Agreement, except that Executive shall not forfeit any vested deferred compensation, 401(k), pension or stock benefits earned by him during his employment with First Charter, if any.

     9.         Ongoing Obligations.  Executive hereby acknowledges and agrees that in addition to the obligations set forth in this Agreement, following his separation from employment with First Charter, Executive shall continue to honor all return of records and applicable, post-employment confidentiality, conflict of interest and non-compete obligations previously agreed to by him with First Charter in the Employment Agreement or otherwise, and/or in accordance with applicable federal or state law, and that such obligations shall continue to remain in full force and effect for the relevant term for each.  Executive also acknowledges and agrees that any breach by him of such obligations shall be deemed to be a breach by Executive of this Agreement, which shall allow additional remedies in accordance with provision 15 below.

     10.       Return of Documents/Data.  Executive acknowledges and agrees that: (1) all files, customer records, customer lists, research and development data, manuals, letters, contracts, agreements, proposals, notes, notebooks, records (including all computer and electronic records), reports, memoranda and all other First Charter materials, documents and data used, prepared or collected by Executive as part of his employment with First Charter, in whatever form, and (2) all Confidential Information (as defined in the Employment Agreement) and records containing any Confidential Information that came into his possession while an employee of First Charter, whether prepared by Executive or others, are and will remain the property of First Charter.  Upon the end of his employment with First Charter, Executive will return and make available to First Charter prior to the last day of Executive's employment all such documents and information, as well as all documents and other materials of any kind that constitute or contain any Confidential Information, in Executive's possession or control, regardless of how stored or maintained, including all originals, copies and compilations and all information stored or maintained on computer, tapes, discs or any other electronic or other form of technology.

     11.       Reasonableness.  Executive acknowledges and agrees that during his tenure with First Charter for the past 30+ years, he has had access to comprehensive long-term strategy and confidential business data for First Charter throughout its operations.  Executive agrees that the restrictions placed upon him by provision 9 of this Agreement are reasonable given the nature of his current position with First Charter, the area in which First Charter markets its products and services, and the consideration provided by First Charter to Executive pursuant to the Employment Agreement and this Agreement, as applicable.  Specifically, Executive acknowledges and agrees that the length of the covenant not to compete and other restricted activities set forth in the Employment Agreement are reasonable and that the defined competitive activity and restricted territory are reasonable.   Accordingly, Executive agrees not to contest the validity or enforceability of provision 9 of this Agreement or the non-compete requirements contained in the Employment Agreement, and agrees that if any court or arbitration panel should hold any provision of those sections to be unenforceable, the remaining provisions will nonetheless be enforceable according to their terms.  Further, if any provision or subsection of the non-compete requirements in the Employment Agreement is held to be overbroad as written, Executive agrees that a court or arbitration panel should view such provisions and subsections as separable and uphold those separable provisions and subsections deemed to be reasonable.

      The restrictions and obligations in provision 9 of this Agreement and the non-compete requirements contained in the Employment Agreement shall survive Executive's last day of employment with First Charter and shall be in addition to any restrictions imposed upon Executive by statute or at common law.  The Parties further acknowledge and agree that the restrictions and obligations in provision 9 of this Agreement and the non-compete requirements contained in the Employment Agreement shall continue to be enforceable regardless of whether there is a subsequent dispute between the Parties concerning any alleged breach of this Agreement.

     12.       Release.  In exchange for the severance payments and other benefits set forth in provision 7 above and the other terms and conditions of this Agreement, Executive, for himself, his heirs, executors, legal representatives, administrators, successors and assigns, hereby fully releases, discharges and covenants not to sue First Charter, First Charter Bank, First Charter Insurance Services, First Charter Realty Investment, First Charter Brokerage Services, FCNB Real Estate, Inc., and all subsidiary and affiliate companies of such entities, as well as such entities' respective officers, directors, trustees, employees, agents, predecessors, successors and assigns (collectively, the "Releasees"), of and from any and all claims, actions, lawsuits, damages, administrative charges, or demands of any kind whatsoever, whenever or wherever they arose, including but not limited to any claims that Executive has, may have or may have had at the time of or prior to his execution of this Agreement arising out of or related to: (a) Executive's entering into this Agreement; (b) Executive's prior employment relationship with First Charter or any other Releasee; (c) Executive's separation from employment with First Charter; (d) Executive's prior Employment Agreement; (e) any claims for breach of contract, implied or express, impairment of economic opportunity, intentional or negligent infliction of emotional distress, prima facie tort, defamation, libel, slander, negligent termination, wrongful discharge, or any other tort, whether intentional or negligent; (f) any claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; the Civil Rights Act of 1866, 1870, and 1971, 42 U.S.C. § 1981, et seq.;  the Civil Rights Act of 1991, Publ. L. No 102-166, 105 Stat. 1071-1100; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et seq.; the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), 29 U.S.C. § 1161 et seq.; the Americans With Disabilities Act, 42 U.S.C. § 12191 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the United States Constitution and any state constitution; and all applicable rules and regulations under such acts, statutes and constitutions; (g) any claims arising under the common law of any state, including but not limited to, the North Carolina Handicapped Persons Protection Act, N.C.G.S. § 168A-1 et seq.; the North Carolina Wage and Hour Act, N.C.G.S. § 95-25.1 et seq.;the North Carolina Retaliatory Employment Discrimination Act, N.C.G.S. § 95-240 et seq.; the North Carolina Workers' Compensation Act, N.C.G.S. § 97-1 et seq.; and the North Carolina Equal Employment Practices Act, N.C.G.S. § 143-422.2; and (h) all other federal, state and local civil rights acts, regulations, and orders relating to any term, condition, or termination of employment, whether under tort or contract, or under statute or otherwise.  Executive further agrees not to file, institute or pursue any lawsuit, claim or administrative action against the Releasees relating to those claims.

     The Parties, however, agree that this release shall not: (i) include any claims relating to the obligations of First Charter under this Agreement; (ii) affect Executive's vested and accrued rights as a participant in any vested deferred compensation, 401(k), pension or stock benefits of First Charter; or (iii) affect any rights or claims that may arise out of events occurring after the date this Agreement is signed.  The Parties further expressly understand and agree that this release is and shall continue to be enforceable regardless of whether there is a subsequent dispute between the Parties concerning any alleged breach of this Agreement.

     13.       Agreement Confidentiality.  The Parties agree that the terms of this Agreement, including the amounts of any payments made as outlined in provision 7 above, shall remain confidential.  The Parties, however, agree that: (a) First Charter may disclose the terms of this Agreement to officers, directors and management level employees of First Charter and First Charter Bank, to professionals representing them, to their insurance agents and carriers, and to affiliates and employees of the same with a need to know or in order to give effect to this Agreement; and (b) Executive may disclose the terms of this Agreement to his spouse, children, accountant or tax return preparer to the extent necessary in preparing his tax returns or to receive relevant tax advice, and attorney in a legally recognized privileged communication, provided that such third parties comply with the confidentiality requirements set forth above.  In addition, the Parties agree that they are permitted to disclose the terms of this Agreement to the IRS, the North Carolina Department of Revenue, and other applicable state departments of taxation, if necessary, and as otherwise required by law.  The Parties further agree that First Charter may also disclose the terms of this Agreement in its proxy statements or other public securities filings as required by law.

     Executive agrees that he shall be responsible for any disclosure of the terms of this Agreement by his spouse, children, accountant, tax return preparer or attorney contrary to the terms of this provision as though such disclosures were made by him.  Executive further acknowledges and agrees that this provision 13 is a material provision of the Agreement and that any breach by him or the individuals to whom he disclosed information regarding this Agreement of this provision 13 shall be deemed to be a breach by Executive of the Agreement.

     14.       Cooperation/Community Support.  Executive agrees to cooperate with and provide assistance to First Charter and its legal counsel in connection with any present or future litigation (including arbitration or administrative hearings) or investigation affecting First Charter in which, in the reasonable judgment of First Charter's counsel, Executive's assistance or cooperation is needed.  Executive shall, when requested by First Charter, provide testimony or other assistance and shall travel at First Charter's request in order to fulfill this obligation.  Provided, however, that, in connection with such litigation or investigation, First Charter shall attempt to accommodate Executive's schedule, shall provide him with reasonable notice in advance of the times in which his cooperation or assistance is needed, and shall reimburse Executive for any reasonable expenses incurred in connection with such matters.  In addition, during the Payment Period outlined in provision 7.a. above, Executive agrees to provide limited assistance to First Charter in answering questions that may arise relating to business activities previously performed by Executive for First Charter.

     Executive further agrees that during the Payment Period set forth in provision 7.a. above, he will not make or cause others to make, whether in writing or orally, disparaging statements with respect to First Charter, or its subsidiaries, affiliate companies, businesses, officers or employees, and that he will maintain a publicly cordial relationship with First Charter and its employees in his conversations with employees, customers, the financial/insurance services community and other third party individuals.  First Charter, in turn, agrees that during the Payment Period set forth in provision 7.a. above, the current individuals within First Charter's Senior Executive Team will not make or cause others to make, whether in writing or orally, disparaging statements with respect to Executive or his prior employment with First Charter, and that such Senior Executive Team members shall maintain a publicly cordial relationship with Executive in their conversations with employees, customers, the financial/insurance services community, and other third parties.

     Despite the above, and except as otherwise set forth in this provision 14 below, the Parties agree that nothing in this provision 14 shall be deemed to interfere with Executive's ordinary and regular rights as a shareholder of First Charter, including but not limited to Executive's right to engage in appropriate communications with the Board of Directors of First Charter regarding general issues affecting Executive's status and rights as a shareholder.However, Executive agrees that in consideration of the severance payments and other benefits outlined in provision 7 above, the definition of "Competitive Activity" contained in his Employment Agreement as referenced in provision 9 shall also include: (a) acquiring, offering to acquire, or agreeing to acquire, directly or indirectly and/or in concert with others, by purchase or otherwise, more than one percent of the outstanding voting securities of First Charter or direct or indirect rights to acquire more than one percent of the outstanding voting securities of First Charter, or any assets of First Charter; or (b) directly or indirectly and/or in concert with others making any public announcement with respect to, submitting a proposal for, or offering of (with or without conditions) any of the actions prohibited in subpart (a) above of this provision 14.

      15.       Breach.  Executive agrees to submit to the jurisdiction of the courts of North Carolina and agrees that, in the event of any breach or threatened breach of provisions 9-14 of this Agreement by Executive, First Charter shall be entitled to an injunction, without bond, restraining such breach.  In addition, Executive and First Charter agree that the prevailing party in any legal action to enforce the terms of this Agreement, including but not limited to provisions 9-14 above, shall be entitled to costs and attorneys' fees relating to any such proceeding, but nothing herein shall be construed as prohibiting the Parties from pursuing other remedies available to them for any breach or threatened breach.

     Moreover, Executive also agrees that if Executive breaches any of provisions 9-14 above, Executive shall be required to refund to First Charter and First Charter shall be entitled to recover of Executive 75% of the amount of severance pay already paid to or on behalf of Executive by First Charter under provision 7.a of this Agreement at the time of the breach, if any, and Executive shall forfeit at the time of the breach the right to any additional future severance pay, health, dental and life insurance benefits, or other payments or benefits under provisions 7.a., 7.b., 7.c., 7.d., 7.g., 7.h. or 7.k. of this Agreement.  In such case, Executive and First Charter agree that the obligations contained in provisions 9 - 14 of this Agreement shall remain valid and enforceable based on the consideration actually provided.  Moreover, Executive agrees that in the event of any such breach, First Charter shall be entitled to costs and reasonable attorneys' fees relating to any proceeding to enforce or collect a refund of the amounts set forth in this provision.

     16.       Responsibility for Taxes.  The Parties agree that First Charter will report the above Transition Period compensation and severance pay/benefits under provisions 7.a.-7.e. and 7.h.-7.k. as W-2 income for the applicable tax year(s) in which it they are received and/or legally accounted as taxable income, if and as required by law.  Executive understands and agrees that except as otherwise noted in provision 7.k. above, he is responsible for any federal or state tax liability, penalties, interest, tax payments or tax judgments against him that could arise as a result of this Agreement.  In addition, Executive agrees that he has had the opportunity to consult with his own, independent accountant and/or counsel regarding any and all tax issues related to this Agreement.  Executive also agrees that First Charter, the Releasees, and their respective officers, employees, accountants, attorneys and agents are in no way indemnifying or making any representation, statement or guarantee to Executive as to his past, current or future tax liability or the ultimate position that the IRS or any applicable state tax agency may take with respect to the tax treatment of such prior or future wages, payments, compensation and benefits, including those payments and provision set forth in provision 7 of this Agreement.

     17.       Acknowledgment by Executive.  First Charter specifically advises Executive to consult a lawyer before signing this Agreement concerning the terms of this Agreement and his rights under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.  Executive acknowledges that he has carefully read this Agreement, that he knows and understands the contents of this Agreement, that he has had ample opportunity to review the terms of this Agreement, that he is under no pressure to execute this Agreement, that he has consulted with or had the opportunity to consult with a lawyer regarding this Agreement, and that he executes this Agreement of his own free will.

     18.       Waiting Period.  Executive hereby acknowledges and understands that after receiving this Agreement from First Charter, he shall have at least twenty-one (21) days to consider signing this Agreement, and is further aware of his right to consult with an attorney prior to signing this Agreement.  By signing this Agreement, Executive acknowledges his right to consider whether to sign this Agreement for a period of at least twenty-one (21) days.  If Executive elects not to take twenty-one (21) days to sign this Agreement, Executive acknowledges that the period of time used by him prior to signing this Agreement was ample time to consider and review this Agreement, it being expressly understood that First Charter is imposing no requirement or duress on Executive to take less than twenty-one (21) days to consider signing this Agreement.  If Executive does not sign this Agreement within twenty-one (21) days of presentation by First Charter, he further acknowledges that First Charter has the option to withdraw its offer set forth in this Agreement.

     19.       Revocation Rights.  Executive acknowledges and understands that he shall have seven (7) days from the date this Agreement is signed by him to revoke this Agreement, if he so chooses, by advising First Charter in writing of the revocation.  Any such revocation of this Agreement must be in writing, signed by Executive, and delivered to Ms. Laura Blalock, Executive Vice President, Human Resources, First Charter Corporation, P.O. Box 37937, Charlotte, North Carolina 28237-7937.  However, Executive acknowledges that the severance payments and other benefits outlined in provision 7 above will not become payable until: (a) First Charter has received a signed copy of this Agreement from Executive; and (b) the 7-day revocation period has passed without Executive's revocation.  Otherwise, if this Agreement is not revoked within seven (7) days from the signing of this Agreement by Executive, it shall become effective and enforceable as to all Parties on the eighth day following the signing of this Agreement by all Parties (the "Effective Date").

     20.       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Executive, First Charter and its respective successors, assigns, heirs and personal representatives; provided, that Executive may not assign any of his rights, title or interest in this Agreement.  The Parties, however, agree that nothing in this Agreement shall preclude (a) Executive from designating a beneficiary and/or trust to receive any benefit payable upon Executive's death, or (b) the executors, administrators or other legal representatives of Executive or Executive's estate from assigning any rights hereunder to the person or persons entitled

thereunto.   Executive further acknowledges and agrees that in the event of the transfer and/or assignment of this Agreement to a successor or assignee of First Charter, this Agreement shall remain valid and be fully enforceable by such entity.  As used in this Agreement, "First Charter" shall mean First Charter as defined herein and any successor to its business and/or assets as aforesaid that expressly assumes the obligations of this Agreement or that otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

     21.       No Admissions.  This Agreement does not constitute any admission by First Charter or the Releasees of any violation by them of any contract, agreement, plan, statute, ordinance, constitutional provision or other law, and this Agreement shall in no manner be deemed an admission, finding, or indication for any purpose whatsoever that First Charter or the Releasees have at any time, including the present, committed any unlawful acts against Executive or treated him unfairly or improperly in any way, and Executive further understands and acknowledges that First Charter enters into this Agreement solely to resolve all matters between the Parties in an amicable fashion.

      22.       Governing Law.  The Parties agree that this Agreement shall be deemed to be a contract made under, and for all purposes shall be governed by and construed in accordance with, the internal laws and judicial decisions of the State of North Carolina, except as superseded by federal law.

     23.       Dissolution or Merger.  In the event that First Charter consolidates or merges into or with, or transfers all or substantially all of its assets to, another entity, and such other entity assumes this Agreement, the term "First Charter" as used herein shall mean such other entity, and the Parties agree that this Agreement shall continue in full force and effect without any further action on the part of either First Charter, its successor or assign, or Executive.

     24.       Waiver of Breach.  No waiver of any breach of this Agreement shall operate or be construed as a waiver of any subsequent breach by any party.  No waiver shall be valid unless in writing and signed by the party waiving any particular provision.

    25.       Severability.   The Parties understand and agree that every provision of this Agreement is severable from each other provision of this Agreement.  Thus, the Parties agree that if any part of the covenants or provisions contained in this Agreement is determined by a court of competent jurisdiction or by any arbitration panel to which a dispute is submitted to be invalid, illegal or incapable of being enforced, then such covenant or provision, with such modification as shall be required in order to render such covenant or provision not invalid, illegal or incapable of being enforced, shall remain in full force and effect, and all other covenants and provisions contained in this Agreement shall, nevertheless, remain in full force and effect to the fullest extent permissible by law.  The Parties further agree that, if any court or panel makes such a determination, such court or panel shall have the power to reduce the duration, scope and/or area of such provisions and/or delete specific words and phrases by "blue penciling" and, in its reduced or blue penciled form, such provisions shall then be enforceable as allowed by law.

    26.       Counterparts.  This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

      27.       Entire Agreement.  Except as otherwise set forth in this Agreement, this Agreement constitutes the entire agreement among the Parties pertaining to the subject matter contained herein and supersedes any and all prior and contemporaneous agreements, representations, promises, inducements and understandings of the Parties.  This written Agreement cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.  Moreover, this written Agreement may not be later modified except by a further writing signed by a duly authorized officer of First Charter and Executive.  Notwithstanding the foregoing, nothing contained herein shall prevent or restrain in any manner First Charter from instituting an action or claim in court, or such other forum as may be appropriate, to enforce the terms of any ongoing, post-employment confidentiality and other obligations of Executive set forth and/or referenced in this Agreement or any similar agreement relating to First Charter's confidential or proprietary business information or trade secrets.

     28.       Notice.  Except as otherwise set forth in this Agreement, whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To First Charter:                                   Laura Nelson Blalock
                                                            EVP, Human Resources
                                                            First Charter Corporation
                                                            P.O. Box 37937
                                                            Charlotte, North Carolina 28237-7937

To Executive:                                        Robert O. Bratton
                                                            481 Caldwell Drive SE
                                                            Concord, North Carolina 28025

      Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received.  Either party may change the address for notice by notifying the other party of such change in accordance with this provision 28.

      IN WITNESS WHEREOF, the undersigned hereto set their hands and seals as of the dates set forth below.

      Executed and presented for consideration to Executive by First Charter, this the 1st day of February, 2005.

                                                                      FIRST CHARTER CORPORATION

                                                                      By:  /s/ LAWRENCE M. KIMBROUGH      (SEAL)

                                                                      Title: President and CEO

Accepted and signed by Executive, this the 1st day of February, 2005.

                                                                     EXECUTIVE

                                                                     /s/ ROBERT O. BRATTON
                                                                     Robert O. Bratton

Sworn to and subscribed before
me this the 1st day of
February, 2005.

/s/ THOMAS M. MORTON, JR.
Notary Public

My Commission Expires:
 4-15-05

                                                                                                                                                                EXHIBIT A

 Optionee Statement                                                                                       First Charter Corporation

Exercisable as of 01/31/2005

Robert O. Bratton 481 Caldwell Drive, SE Concord, NC 28025
Grant Date	Expiration Date	Plan ID	Grant Type	Options Granted or Transferred To	Option Price	Options/Date Transferred Out	Options Outstanding	Options Exercisable
12/07/1992	12/07/2002	Comp SOP	Incentive	2,112	$5.3375		0	0	Current
10/20/1993	10/20/2003	Comp SOP	Incentive	5,920	$8.7500		0	0	Current
10/24/1994	10/24/2004	Comp SOP	Incentive	4,320	$12.2650		0	0	Current
12/14/1995	12/14/2005	Comp SOP	Incentive	3,000	$17.9167		3,000	3,000	Current
12/04/1996	12/04/2006	Comp SOP	Incentive	3,360	$17.9167		3,360	3,360	Current
12/01/1997	12/01/2007	Comp SOP	Incentive	2,400	$25.0000		2,400	2,400	Current
01/29/1998	12/31/2002	Restricted	Restricted	1,951	$0.0000		0	0	Current
1/21/1999	01/21/2009	Comp SOP	Incentive	7,729	$18.1250		7,729	7,729	Current
01/21/1999	01/21/2009	Comp SOP	Non-Qualified	9,288	$23.1250		0	0	Current
01/20/2000	01/20/2010	O_2000	Incentive	19,139	$14.5000		19,139	19,139	Current
01/20/2000	01/20/2010	O_2000	Non-Qualified	652	$14.5000		0	0	Current
01/17/2001	01/17/2011	O_2000	Non-Qualified	14,080	$15.7500		0	0	Current
01/17/2001	01/17/2011	O_2000	Incentive	9,216	$15.7500		9,216	9,216	Current
01/16/2002	01/16/2012	O_2000	Non-Qualified	16,057	$17.3700		2,866	2,866	Current
01/16/2002	01/16/2012	O_2000	Incentive	5,928	$17.3700		5,928	1,531	Current
								4,397 on 01/16/2006
01/15/2003	01/15/2013	O_2000	Non-Qualified	11,674	$18.3900		7,355	4,319	Current
								3,036 on 01/15/2006
01/15/2003	01/15/2013	O_2000	Incentive	9,923	$18.3900		9,923	0	Current
								1,284 on 01/15/2005
								4,319 on 01/15/2007
								4,320 on 01/15/2008
01/19/2005	01/19/2015	Comp SOP	Non-Qualified	6,656	$23.6600		6,656	0	Current
								2,797 on 01/19/2006
								1,929 on 01/19/2007
								1,930 on 01/19/2008
01/19/2005	01/19/2015	Comp SOP	Incentive	7,333	$23.6600		7,333	0	Current
								869 on 01/19/2007
								868 on 01/19/2008
								2,798 on 01/19/2009
								2,798 on 01/19/2010

Optionee Totals				140,738			84,905	53,560